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                                                                    EXHIBIT 12.0

                              BANPONCE CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                           (Dollars in thousands)

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
                                                           |-----------  Year Ended December 31,  ------------|

                                                          1995        1994         1993         1992         1991
Income before income taxes                               206,130      175,177     132,140      100,145      $72,164


Fixed charges:

    Interest expense                                     521,624      351,633     280,008      300,135      387,134
    Estimated interest component
     of net rental payments                                6,012        5,568       4,827        4,691        4,674

    Total fixed charges including
     interest on deposits                                527,636      357,201     284,835      304,826      391,808

    Less: Interest on deposits                           329,783      247,726     219,447      253,375      323,717

    Total fixed charges excluding
     interest on deposits                                197,853      109,475      65,388       51,451       68,091


Income before income taxes and
  fixed charges(including interest
     on deposits)                                       $733,766     $532,378    $416,975     $404,971     $463,972

Income before income taxes and
  fixed charges(excluding interest
     on deposits)                                       $403,983     $284,652    $197,528     $151,596     $140,255

Preferred stock dividends                                  8,350       $4,630        $770         $770         $807


Ratio of earnings to fixed charges

    Including Interest on Deposits                           1.4          1.5         1.5          1.3          1.2

    Excluding Interest on Deposits                           2.0          2.6         3.0          2.9          2.1

Ratio of earnings to fixed charges &
  Preferred Stock Dividends

    Including Interest on Deposits                           1.4          1.5         1.5          1.3          1.2

    Excluding Interest on Deposits                           2.0          2.5         3.0          2.9          2.0

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